Calculation of Filing Fee Tables
S-8
Csquare, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, par value $0.01 per share	Other	13,381,510	$ 21.00	$ 281,011,710.00	0.0001381	$ 38,807.72
Total Offering Amounts:						$ 281,011,710.00		$ 38,807.72
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 38,807.72
Offering Note
[1]	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), the registration statement on Form S-8 to which this exhibit relates shall also cover any additional shares of common stock, par value $0.01 per share (the "common stock"), of Csquare, Inc. (the "Registrant") that become issuable by reason of any share dividend, share split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of common stock. Consists of shares of common stock issuable directly, or in respect of awards granted or to be granted, under the Csquare, Inc. 2026 Omnibus Incentive Plan. Calculated solely for the purpose of this offering under Rule 457(h) of the Securities Act on the basis of the initial public offering price per share of $21.00.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources